ASSIGNMENT AND ASSUMPTION AGREEMENT





          ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of May
19, 1997, by and between Health Care Capital Partners, L.P.
("Assignor") and Health Care Executive Partners, L.P.
("Assignee").


                         R E C I T A L S
                         - - - - - - - -


A. Reference is made to the documents listed on Schedule A hereto, as such agreements may have been amended, supplemented or restated to the date hereof (the "Operative
     Agreements").

B. As of the date hereof, Assignor, pursuant to the Purchase Agreement (as defined on Schedule A), has the right to acquire $20,000,000 aggregate principal amount of 2.675% Subordinated Convertible Notes due May 1, 2004 (the "Notes") and a Warrant (the "Warrant"), representing the right to acquire 2,645,503 shares of common stock of the Company (the "Common Stock").

C. Assignor desires to sell, assign and transfer to its affiliate, the Assignee (the "Assignment") the Assignor's rights under the Purchase Agreement to purchase $795,000 principal amount of the Notes and Warrants exercisable for 105,159 shares of Common Stock, and its proportionate right, title and interest in, and obligations under, the Operative Documents (collectively, the "Assigned Interest") pursuant to the terms hereof.

D. This Assignment is in conformance with Section 13.9 of the Purchase Agreement, which permits HCCP to assign any of its right, and obligations under the Purchase Agreement to any fund for which Ferrer Freeman Thompson & Co. LLC is the general partner, as is the case with respect to HCEP.

         In consideration of the premises and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1. ASSIGNMENT. (a) Assignor hereby assigns and transfers to Assignee all of Assignor's right, title and interest in and to the Assigned Interest along with all property and rights relating thereto, and (b) Assignee hereby accepts the Assigned Interest from Assignor and assumes all liabilities and obligations of Assignor under the Assigned Interest.

          2. COOPERATION. Assignor and Assignee agree to execute such other documents and take such other actions as may be necessary to effectuate the purposes hereof, including any stock powers.

          3. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be interpreted, enforced in accordance with, and governed by, the laws of the State of New York applicable to agreements made and to be performed wholly within that jurisdiction, without regard to the conflicts of law principles thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                         ASSIGNOR:

                         HEALTH CARE CAPITAL PARTNERS L.P.


                         By:  FERRER FREEMAN THOMPSON & CO. LLC.,
                              its General Partner


                              By:  /S/ROBERT T. THOMPSON
                                  -----------------------
                                  Name:   Robert T. Thompson
                                  Title:  Member



Accepted and Agreed as of
the date first above written

HEALTH CARE EXECUTIVE PARTNERS L.P.


By: FERRER FREEMAN THOMPSON
    & CO. LLC., its General Partner


By: /S/ROBERT T. THOMPSON
   -----------------------
   Name:  Robert T. Thompson
   Title:  Member

SCHEDULE A





     1.   Securities Purchase Agreement, dated May 1, 1997
        ("Purchase Agreement"), by and between Gensia Sicor Inc.
        (the "Company") and Health Care Capital Partners, L.P.
        ("HCCP")

     2.   Side Letter, dated May 1, 1997, from the Company to
        HCCP

     3.   Side Letter, dated May 1, 1997, from HCCP to the
        Company

     4.   Side Letter, dated May 1, 1997, from Rakepoll Finance
        N.V. ("Rakepoll") to HCCP

     5.   Side Letter, dated May 1, 1997, from HCCP to Rakepoll

     6.   Side Letter, dated May 1, 1997, from HCCP to the
        Company